EXHIBIT 99.1

 WEINGARTEN REALTY
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

Weingarten Realty Announces Second Quarter 2009 Results

Houston, July 30, 2009 --- Weingarten Realty (NYSE: WRI) announced today the results of its second quarter ended June 30, 2009.  Net income, on a diluted, per share basis was $0.35 for the second quarter of 2009, compared to $0.76 per share for the same period of 2008.  The decrease in net income was primarily the result of a decrease in the gains on sale of properties from $41 million in 2008 to $11 million this period, as well as the dilution resulting from the Company’s common equity offering in April.

Operating and Financial Highlights

•
Funds from Operations (“FFO”) on a diluted per share basis was $0.61 for the second quarter of 2009, compared to $0.76 per share from the prior year.  The FFO results were achieved after the common equity offering which diluted second quarter FFO by $.14 per share partially offset by the gains from the redemption of the convertible bonds;

•
Despite market conditions retail occupancy increased slightly to 92.1% during the second quarter 2009 compared to 91.7% at the end of first quarter 2009.  Total occupancy was down to 90.9% from 91.5% at the end of the previous quarter as a result of fallouts in the industrial division;

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During the second quarter of 2009, Weingarten executed 380 lease transactions resulting in $17.1 million of annual revenue.  The 380 transactions were comprised of 158 new leases adding $9.2 million of annual revenue and 222 lease renewals which represents $7.9 million of annual revenue to our operating results;

•	In the second quarter, the Company sold 32.2 million common shares which included the exercise of the over-allotment option by the underwriters, providing new liquidity of $439.1 million;

•
Weingarten tendered for a portion of its near-term unsecured debt and convertible bonds, resulting in the redemption of $103 million of unsecured debt during the quarter and subsequent to quarter end, an additional  $320 million of 3.95% convertible’s bonds being retired;

•	During the second quarter of 2009, the Company’s New Development program also stabilized a retail project in Ft. Worth, Texas representing an investment of $11 million;

•
During the quarter, the Company closed on the sale of our interest in Glenwood Meadows, one of our new developments for $15 million, generating merchant build income of $3.9 million.  In addition, after quarter end, Weingarten sold a 200,000 square foot building in its expansion of ClayPoint Distribution Park for $11 million.  This transaction produced a merchant build gain of $0.7 million net of tax in the third quarter and brings our total merchant build gains for the year to $0.14 per share;

•	Subsequent to quarter end, the Company also closed a $71 million secured loan with a major life insurance company.

“Our team has made tremendous progress in leasing space, strengthening our balance sheet, and right sizing our development pipeline” stated Drew Alexander, President and Chief Executive Officer.

Dividends

The Board of Trust Managers declared a common dividend of $0.25 per share for the second quarter of 2009. The dividend is payable in cash on September 15, 2009 to shareholders of record on September 7, 2009.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on September 15, 2009 to shareholders of record on September 7, 2009.

Existing Portfolio

Leasing demand remained steady and slightly above the Company’s 2009 forecast during the second quarter.  Rental rates have somewhat softened on signed leases, although, the Company still completed 380 new leases and renewals, totaling 1.3 million square feet, during the quarter.  For leases commencing during the quarter, the average rental rate increased 12% on a GAAP basis.

Retail occupancy increased to 92.1% during second quarter 2009 compared to the first quarter of 2009.  This is still below the 94.2% seen in the second quarter of 2008, but we were able to realize positive traction during the quarter.  Overall occupancy was down during the second quarter to 90.9% compared to 93.6% during the same period in 2008.

Overall occupancy is expected to remain within a half of a percentage point of its current level through the balance of 2009.

Same Property Net Operating Income (NOI) was down 5.6% overall during the quarter, with retail properties down 6% and industrial properties down 2.2%.  The decrease in Same Property NOI was primarily a result of lower average occupancy for the quarter.

“While these results are below our prior results they are in-line with our 2009 Business Plan.  I believe we will end the year with Same Property NOI at -2% to -3%.  However, the fact that our retail occupancy increased over last quarter shows the benefits of having a quality portfolio as well as the incredible efforts and determination of our team” said Johnny Hendrix, Executive Vice President of Asset Management.

New Development

The Company’s total new development pipeline at the end of the second quarter of 2009 includes 24 properties at various stages of development with an estimated Weingarten investment of $449 million when completed. At June 30, these projects were 87% funded leaving minimal costs left to complete the 24 development properties.

During the second quarter one property, Horne Street Market, reached stabilization representing a total investment of $11 million and a final ROI of 8.6%.  Currently, there are four remaining development projects that are all estimated to stabilize by the end of the year.  These projects were 72% leased at quarter end, including tenant-owned square footage. Each of the remaining 20 projects stabilizing in 2010 and beyond have anchor tenants secured, with the overall pipeline 68% leased, including tenant-owned square footage.

The earlier referenced sale of a portion of the ClayPoint Distribution Park adjusts the occupancy for the remaining development properties projected to stabilize this year to 82% net of non-owned anchors and 90% including tenant-owned square footage.

Portfolio Enhancements

Weingarten continues to improve the quality of the portfolio with dispositions totaling $51.2 million in the second quarter. The sale of these seven properties included $35.7 million from five operating properties, with an average cap rate of 8.3% and merchant build sales of $15.5 million from two other transactions.

The Company continues to reposition the portfolio with dispositions of properties under contract and letters of intent currently at $46 million and $134 million, respectively.

Balance Sheet

On June 1, 2009, Weingarten tendered for a portion of its near-term unsecured debt and convertible bonds resulting in a total of $423 million of principal being retired during the second quarter and subsequent to quarter end.  The results of the tender, plus the convertible notes repurchased in the open market in November of last year and during the first half of 2009, reduced our potential near term debt maturities by $543 million.  These transactions resulted in an economic gain of $38 million since the fourth quarter of last year.

Subsequent to quarter end, the Company closed a $71 million secured loan with a major life insurance company.  The loan has a seven-year term and is secured by five retail shopping centers with an interest rate of 7.4%.  With the addition of this loan, Weingarten has closed $184 million of secured financings year-to-date.

“We have made enormous strides repositioning our balance sheet since the end of the first quarter through our common equity offering, several secured loans, and the recently completed redemption of unsecured notes and convertible bonds.  The combination of these transactions has significantly improved our liquidity by reducing near- and immediate-term debt maturities to manageable levels,” stated Steve Richter, Executive Vice President and Chief Financial Officer.

Outlook

The Company confirmed full year FFO guidance of $1.88 to $2.12 per share.  This guidance excludes $25.5 million or $0.22 per share of accounting gains from the redemption of the debt and convertible notes.  However, if the gains are added back, full year FFO would be in the range of $2.10 to $2.34 per share.  The $25.5 million of gains include the gains of $8.9 million recognized on transactions completed as of June 30, 2009, plus the gains of $16.6 million from the tender offer for the convertible bonds which closed subsequent to quarter end.

“I think the great strength of this company will be evident in our operating performance for 2009 and beyond.  Our ability to manage and lease a large portfolio of properties in any economic environment is key to creating shareholder value,” said Drew Alexander. “Weingarten is moving forward with what is does best, leasing space to top tier supermarkets and necessity based retailers in our high quality retail centers.  The repositioning of our balance sheet also positions us to take advantage of the opportunities that we believe will be available later this year and into 2010.”

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on July 31, 2009 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (no confirmation code). A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling (800) 642-1687, identification number 16175588 until 11:59 PM Central Time on Aug 3, 2009.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At June 30, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 378 developed income-producing properties and 24 properties under various stages of construction and development. The total number of properties includes 318 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 81 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At June 30, 2009, the company’s portfolio of properties was approximately 71.4 million square feet.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2009	2008	2009	2008
AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rentals, net	$143,569	$148,891	$287,987	$296,865
Other Income	3,371	3,393	7,434	6,103
Total Revenues	146,940	152,284	295,421	302,968
Depreciation and Amortization	38,408	38,971	77,045	81,269
Operating Expense	27,569	26,209	51,458	52,247
Ad Valorem Taxes, net	18,808	17,372	37,158	35,044
General and Administrative Expense	7,020	7,104	13,020	13,958
Total Expenses	91,805	89,656	178,681	182,518
Operating Income	55,135	62,628	116,740	120,450
Interest Expense, net	(39,496)	(40,552)	(79,053)	(78,090)
Interest and Other Income, net	3,645	1,699	4,909	2,748
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	3,884	5,139	7,546	10,386
Gain on Redemption of Convertible Senior Unsecured Notes	8,858		8,858
Gain on Merchant Development Sales	4,006	6,303	18,128	6,822
Benefit (Provision) for Income Taxes	2,257	(1,543)	(2,707)	(2,290)
Income from Continuing Operations	38,289	33,674	74,421	60,026
Operating (Loss) Income from Discontinued Operations	(237)	1,749	208	4,177
Gain on Sale of Property from Discontinued Operations	6,248	41,093	6,987	49,463
Income from Discontinued Operations	6,011	42,842	7,195	53,640
Gain on Sale of Property	4,886	132	11,380	144
Net Income	49,186	76,648	92,996	113,810
Less: Net Income Attributable to Noncontrolling Interests	(1,079)	(2,627)	(2,874)	(4,453)
Net Income Adjusted for Noncontrolling Interests	48,107	74,021	90,122	109,357
Less: Preferred Share Dividends	(8,869)	(8,110)	(17,738)	(16,728)
Redemption Costs of Preferred Shares		(990)		(990)
Net Income Available to Common Shareholders--Basic	$39,238	$64,921	$72,384	$91,639
Earnings Per Common Share--Basic	$0.35	$0.78	$0.73	$1.09
Net Income Available to Common Shareholders--Diluted	$39,727	$66,068	$72,384	$93,938
Earnings Per Common Share--Diluted	$0.35	$0.76	$0.72	$1.08

Funds from Operations:
Net Income Available to Common Shareholders	$39,238	$64,921	$72,384	$91,639
Depreciation and Amortization	36,637	37,951	73,800	80,253
Depreciation and Amortization of Unconsolidated Joint Ventures	4,425	3,021	8,565	5,561
Gain on Sale of Property	(11,124)	(41,231)	(18,353)	(48,967)
Gain on Sale of Property of Unconsolidated Joint Ventures			(4)	(14)
Funds from Operations--Basic	$69,176	$64,662	$136,392	$128,472
Funds from Operations Per Common Share--Basic	$0.62	$0.77	$1.37	$1.53
Funds from Operations--Diluted	$69,665	$65,809	$136,392	$130,771
Funds from Operations Per Common Share--Diluted	$0.61	$0.76	$1.36	$1.51
Weighted Average Shares Outstanding--Basic	111,840	83,742	99,478	83,710
Weighted Average Shares Outstanding--Diluted	114,428	86,766	99,933	86,668

	June 30,	December 31,
	2009	2008
CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,906,527	$4,915,472
Accumulated Depreciation	(853,023)	(812,323)
Property Held for Sale, net	3,469
Investment in Real Estate Joint Ventures and Partnerships, net	383,467	357,634
Notes Receivable from Real Estate Joint Ventures and Partnerships	262,896	232,544
Unamortized Debt and Lease Costs, net	113,697	119,464
Accrued Rent and Accounts Receivable, net	80,636	103,873
Cash and Cash Equivalents	94,370	58,946
Restricted Deposits and Mortgage Escrows	14,899	33,252
Other, net	92,475	105,350
Total Assets	$5,099,413	$5,114,212

Debt, net	$2,659,147	$3,148,636
Accounts Payable and Accrued Expenses	213,915	179,432
Other, net	92,340	90,461
Total Liabilities	2,965,402	3,418,529

Commitments and Contingencies	15,750	41,000

Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	3,604	2,625
Accumulated Additional Paid-In Capital	1,962,133	1,514,940
Net Income Less Than Accumulated Dividends	(40,684)	(37,245)
Accumulated Other Comprehensive Loss	(28,434)	(29,676)
Shareholders' Equity	1,896,627	1,450,652
Noncontrolling Interest	221,634	204,031
Total Liabilities, Shareholders' Equity and Noncontrolling Interest	$5,099,413	$5,114,212